Exhibit 10.1

Escalade, Incorporated

P.O. Box 889, Evansville, IN47706-0889

817 Maxwell Avenue, Evansville, IN 47711

T: (812) 467-4449 F: (812)467-1303

www.escaladeinc.com

November 10, 2025

Mr. Patrick Griffin

817 Maxwell Ave

Evansville, IN 47711

Re: Offer of Employment as Interim CEO and President of Escalade, Incorporated

Dear Patrick:

We were pleased to offer you the positions of Interim Chief Executive Officer and President of Escalade, Incorporated (“Escalade” or the “Company”). As Interim CEO and President, your primary responsibilities will include:

●	Overall Business Strategy, planning and management, and customer focus

●	Executive team leadership, succession planning, and working closely with the Board

●	Leading, building and protecting the high-performance Escalade culture

●	Leadership on effective capital allocation, investments, acquisitions, and divestitures

●	Focus on driving appropriate ROA, ROI, EPS, and carefully managing risk

The Board expects that your focus on these primary CEO/President responsibilities will result in profitably growing the Company and leading its employees, as well as increasing shareholder value. We are excited about the prospect of you leading Escalade and look forward to your vision in guiding our Company to achieve its goals.

The following provides the terms and conditions of your employment offer (this “Offer Letter”):

1.	Start Date. Your appointment was effective on October 29, 2025 (the “Start Date”).

2.

Reporting Relationship. You will report directly to Escalade’s Chairman of the Board of Directors. It is expected that you will have a professional, open, and transparent working relationship with the Board of Directors.

3.

Base Salary. Your starting annualized base salary will be $400,000 which will become effective beginning on October 30, 2025. Your base salary in 2026 will be set by the Compensation Committee of Escalade’s Board of Directors. Salary will be paid in accordance with the Company’s normal payroll practices and will be subject to legally required tax withholdings.

4.

Annual Bonus. You will continue to be eligible to participate in the Company’s Annual Profit Improvement Plan (the “PI Plan”). Your PI Plan cash bonus target for fiscal year 2025 will become 100% of Base Salary, prorated for length of service in the Interim CEO and President role in 2025. Your PI Plan cash bonus in 2026 and in future years will be determined by the Compensation Committee in accordance with and at the same time as bonus determinations are made for the Company’s other executive officers, provided, however, that your target bonus shall be no less than 100% of Base Salary. Such future bonuses may include performance and/or other conditions established by the Board, which may result in the actual payout of your target bonus to be scaled up or down based on the extent to which such conditions may be satisfied.

5.	Equity Grants. You will continue to be eligible to participate in the Company’s 2017 Incentive Plan.

a.

Future Grants. It has been the practice of the Board of Directors and the Compensation Committee to make annual grants of equity incentives to the Company’s executive officers and key employees. We anticipate continuing such practice, including annual grants to you as the Company’s Interim Chief Executive Officer and President, in such amounts and having such terms as determined by the Board of Directors and Compensation Committee. Such grants may be in the form of RSUs, restricted stock, stock options, or other similar incentives as authorized by the Company’s 2017 Incentive Plan.

b.

Other Incentive Plans. You will be eligible to participate in any and all other Company incentive plans that the Board of Directors may create from time to time in which the Company’s executive officers are eligible to participate.

6.

Benefits. You will remain eligible for the Company’s standard health and welfare benefit programs generally applicable to similarly situated executives upon your Start Date, subject to the eligibility requirements of such plans. In addition to the Company’s group life and accidental death and dismemberment insurance, you will be eligible to purchase additional voluntary term life insurance in such coverage amounts as you may elect from time to time. The Company annually will pay the premium for term life insurance provided by the Company having a death benefit in the amount of $50,000. You will continue to be eligible to receive five weeks of vacation annually. The Company reserves the right to change or amend its benefit plans it offers to employees at any time, but you will be entitled to participate in such plans as are then offered by the Company.

7.

Nature of Employment. Your employment with the Company is on an “at-will” basis, meaning that either you or the Company may terminate the employment relationship at any time, for any reason, with or without cause and with or without notice. In addition, this Offer Letter sets out the initial terms of your employment with the Company, which shall be valid and binding upon you and the Company, but is not intended to create an ongoing contract of employment for any specific duration between you and the Company.

8.

Company Policies. As a Company employee, you will be expected to continue to comply with and be bound by the operating policies, procedures, practices and rules and regulations of the Company. You will also be expected to continue to comply with our Code of Ethics and our Confidentiality of Insider Information and Securities Trades by Company Personnel policy (commonly referred to as our Insider Trading Policy). You also agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

9.

Governing Law. This Offer Letter and all actions taken relating hereto shall be governed as to validity, construction, interpretation and administration by the laws of the State of Indiana and applicable federal law, without regard to the choice of law provisions thereof.

10.

Arbitration. Any dispute that may arise between the Company and you, including but not limited to this Offer Letter, shall be settled by binding arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Any and all such arbitrations shall take place in Evansville, Indiana.

11.

Indemnification and Directors’ and Officers’ Liability Insurance. The Company shall indemnify you for your acts and omissions as an officer of the Company to the maximum extent permitted under the laws of the state of incorporation of the Company. During the term of your employment and for three years following your termination of service, the Company will use its commercially reasonable efforts to maintain directors’ and officers’ liability insurance that will cover you for your acts and omissions taken or made during the time that you serve in such capacity or capacities; provided, however, that Escalade may substitute for its existing policy a policy of at least the same coverage and amounts containing terms and conditions which are not less advantageous than Escalade’s existing policy and that in no event shall Escalade be required to expend in any one year an amount in excess of 125% of the annual premiums paid by Escalade for such insurance in the immediately preceding year.

12.

Acceptance of Offer Letter. To indicate your acceptance of this Offer Letter, please sign and date this letter in the space provided below and return it to the Company no later than November 10, 2025. A duplicate original is enclosed for your records. This Offer Letter sets forth the initial terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Chairman of the Compensation Committee and by you.

We hope that you find the aforementioned terms for this position acceptable and we enthusiastically look forward to working with you in your transition to your new role at Escalade.

[Signatures on next page]

Sincerely,

ESCALADE, INCORPORATED

By: /s/ WALTER P. GLAZER, JR.

Name: Walter P. Glazer, Jr.

Title: Chairman of the Board

Accepted and agreed to as of November 10, 2025

/s/ PATRICK GRIFFIN

Patrick Griffin

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